Exhibit 10.3

EXECUTION VERSION

WAREHOUSE COLLATERAL MANAGEMENT AGREEMENT

This Warehouse Collateral Management Agreement, dated as of July 20, 2018 (as amended, restated, waived, supplemented and/or otherwise modified from time to time, this “Agreement”), is entered into by and among GOLUB CAPITAL BDC 2010-1 LLC (the “Issuer”), Morgan Stanley Senior Funding, Inc. (the “Administrative Agent”) and GC ADVISORS LLC (the “Warehouse Collateral Manager”).

WITNESSETH:

WHEREAS, Morgan Stanley & Co. LLC and the Warehouse Collateral Manager have entered into a letter agreement, dated as of July 19, 2018, (the “Engagement Letter”), relating to the structuring and private placement of collateralized loan obligations to be issued by the Issuer (such transaction, the “CLO Transaction”);

WHEREAS, Morgan Stanley Bank,  N.A., as lender (the “Lender” and, together with its permitted successors and assigns, the “Lenders”), the Administrative Agent, the Issuer and the collateral agent named therein will enter into a credit agreement (as amended, restated, waived, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) whereby the Lenders will agree to loan to the Issuer the proceeds with which the Issuer will purchase certain loans to be included in the CLO Transaction;

WHEREAS, in order to facilitate the closing of the CLO Transaction, beginning on the date hereof, the Issuer is willing to purchase certain loans to be included in the CLO Transaction (the “Warehouse Assets”);

WHEREAS, the Issuer and the Warehouse Collateral Manager wish to enter into this Agreement, pursuant to which the Warehouse Collateral Manager agrees to perform, on behalf of the Issuer, certain duties with respect to the purchase and management of the Warehouse Assets prior to the closing date for the CLO Transaction (the “Closing Date”) in the manner and on the terms set forth herein;

WHEREAS, the Warehouse Collateral Manager has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and conditions set forth herein; and

WHEREAS, capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings given to such terms in (or by reference in) the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows.

Section 1.	General Authority and Duties of the Warehouse Collateral Manager.

The Warehouse Collateral Manager shall provide services to the Issuer as follows:

(a)	Appointment, Acceptance and Resignation. The Issuer hereby (i) appoints the Warehouse Collateral Manager as Warehouse Collateral Manager of the Warehouse Assets, (ii) expressly grants the Warehouse Collateral Manager authority to manage the investment of the Warehouse Assets subject to and in accordance with the terms of this Agreement, the Credit Documents and the Concentration Limits and the Investment Restrictions set forth in Exhibit B to the Credit Agreement and to request Borrowings under the Credit Agreement on behalf of the Issuer and (iii) expressly directs the Warehouse Collateral Manager to act on its behalf, and the Warehouse Collateral Manager agrees to supervise and direct the investment of the Warehouse Assets, subject to the terms of this Agreement and the Credit Documents, with the objective of composing a portfolio of Warehouse Assets appropriate for inclusion in the CLO Transaction prior to the Closing Date. The Warehouse Collateral Manager shall not resign from the obligations and duties hereby imposed on it.

In furtherance of the foregoing, the Issuer hereby appoints and constitutes the Warehouse Collateral Manager, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to carry out any actions and activities necessary, appropriate or incidental to its duties under this Agreement, and to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Warehouse Collateral Manager reasonably deems necessary or appropriate in connection with its duties under this Agreement.

The Warehouse Collateral Manager shall use commercially reasonable efforts to ensure that no action taken by it would, and shall not intentionally or knowingly take any action that would, (1) violate the organizational documents of the Issuer, (2) violate any law, rule or regulation that it is aware is applicable to the Issuer, (3) require registration of the Issuer as an “investment company” under the Investment Company Act of 1940, as amended or (4) (unless otherwise specifically required by applicable law) cause the Issuer to violate the terms of any Credit Document in any material respect.

(b)	Standard of Performance. The Warehouse Collateral Manager shall comply with all the terms and conditions of this Agreement and shall perform its obligations hereunder with reasonable care, using a degree of skill and attention no less than that which the Warehouse Collateral Manager exercises with respect to comparable assets that it manages for others except as expressly provided otherwise hereunder. To the extent not inconsistent with the foregoing, the Warehouse Collateral Manager shall follow its customary standards, policies and procedures in performing its duties hereunder. In addition, the Warehouse Collateral Manager will use commercially reasonable efforts to ensure all actions by it on behalf of the Issuer will comply with Issuer’s obligations and covenants under the Credit Agreement.

(c)	Information to the Administrative Agent. The Warehouse Collateral Manager will send copies of all trade confirmations for purchases or sales of Warehouse Assets to the Administrative Agent electronically on the day received by the Warehouse Collateral Manager or will advise the agents under the loan agreements for such Warehouse Assets to send substantially similar information to the Administrative Agent.

(d)	Duties of the Warehouse Collateral Manager. (i) The Warehouse Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with applicable law and the Management Standard. Prior to the delivery of a Warehouse Collateral Manager Removal Notice, but subject to the terms of this Agreement, the Warehouse Collateral Manager has the sole and exclusive authority to make any and all decisions with respect to the Collateral and take or refrain from taking any and all actions with respect to the Collateral. Without limiting the foregoing, the duties of the Warehouse Collateral Manager shall include the following:

a.           supervising the Collateral, including communicating with Obligors, executing amendments, providing consents and waivers, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Issuer;

b.           maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent and each Lender (with a copy to the Collateral Agent and the Collateral Agent) in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent or any Lender may request;

c.           maintaining and implementing administrative and operating procedures (including, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information necessary or advisable for the collection of the Collateral;

d.           promptly delivering to the Administrative Agent, each Lender and the Collateral Agent, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender or the Collateral Agent may from time to time request;

e.           identifying each Warehouse Asset in its internal servicing records to reflect the ownership of such Warehouse Asset by the Issuer;

f.            maintaining the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

g.           maintaining the loan file with respect to Warehouse Assets included as part of the Collateral;

h.           directing the Collateral Agent to make payments pursuant to the terms of the Manager Report in accordance with the Securities Agreement;

i.            directing the sale or substitution of Collateral in accordance with the Credit Agreement;

j.            providing advice to the Issuer with respect to the purchase and sale of and payment for the Warehouse Assets;

k.           instructing the Obligors and the administrative agents on the Warehouse Assets to make payments directly into the Custodial Account established and maintained with the Collateral Agent;

l.            delivering the loan files and a Warehouse Asset Schedule to the Collateral Agent;

m.          preparing and delivering to the Issuer, the Collateral Agent and the Administrative Agent on each Reporting Date a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of such Reporting Date;

n.           complying with such other duties and responsibilities as may be required of the Warehouse Collateral Manager by this Agreement.

It is acknowledged and agreed that the Warehouse Collateral Manager shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Underlying Instruments has the right to do so unless the Issuer is the sole lender thereunder.

(ii)         Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent, each Lender and the Secured Parties of their rights hereunder shall not release the Warehouse Collateral Manager (unless replaced by a Replacement Warehouse Collateral Manager) or the Issuer from any of their duties or responsibilities with respect to the Collateral other than with respect to any mistake, reckless act or any action or inaction undertaken in a negligent manner on the part of any of the Administrative Agent, the Collateral Agent, each Lender and the Secured Parties. The Secured Parties, the Administrative Agent, each Lender and the Collateral Agent shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Warehouse Collateral Manager hereunder, unless one of them becomes a Replacement Warehouse Collateral Manager hereunder.

(e)	Collection of Payments Accounts.

(i)	Collection Efforts, Modification of Collateral.

a.           The Warehouse Collateral Manager will cause to be collected, or make arrangements for the collection of, all payments due and owing to the Issuer pursuant to the terms and provisions of the Warehouse Assets included in the Collateral as and when the same become due, all in accordance with the Management Standard.

b.           In the performance of its obligations hereunder, the Issuer (or the Warehouse Collateral Manager on its behalf) may enter into any amendment or waiver of or supplement to any Underlying Instrument, all in accordance with the Management Standard.

(ii)         Taxes and other Amounts. The Warehouse Collateral Manager will use efforts consistent with the Management Standard to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Warehouse Asset to the extent required to be paid to the Issuer for such application under the applicable Underlying Instruments and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(iii)        Payments to Custodial Account. On or before the applicable Cut-Off Date, the Warehouse Collateral Manager shall have instructed all Obligors (solely with respect to non-agented Warehouse Assets), agent banks or administrative agents on the Warehouse Assets to make all payments in respect of the Collateral directly to the Custodial Account; provided that the Warehouse Collateral Manager is not required to so instruct any Obligor which is solely a guarantor or other surety (or an Obligor that is not designated as the "lead borrower" or another such similar term) unless and until the Warehouse Collateral Manager calls on the related guaranty or secondary obligation.

(iv)        Custodial Account. Each of the parties hereto hereby agrees that (I) the Custodial Account is intended to be a "securities account" or "deposit account" within the meaning of the UCC and (II) except as otherwise expressly provided herein and in the Securities Account Control Agreement, as applicable, prior to the delivery of a Notice of Exclusive Control under the Securities Account Control Agreement, the Issuer, the Warehouse Collateral Manager and the Collateral Agent (acting at the direction of the Administrative Agent) shall be entitled to exercise the rights that comprise each Financial Asset held in the Custodial Account which is a securities account and have the right to direct the disposition of funds in the Custodial Account which is a deposit account; provided that, after the delivery of a Notice of Exclusive Control under the Securities Account Control Agreement, such rights shall be exclusively held by the Collateral Agent (acting at the direction of the Administrative Agent). Each of the parties hereto hereby agrees to cause the securities intermediary that holds any money or other property for the Issuer in the Custodial Account that is a securities account to agree with the parties hereto that (A) the cash and other property (subject to Section 1(e)(v) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset and (B) regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Custodial Account, New York shall be deemed to be the Account Bank's jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary's jurisdiction (within the meaning of Section 8-110 of the UCC). All securities or other property underlying any Financial Assets credited to the Custodial Accounts in the form of securities or instruments shall be registered in the name of the Account Bank or if in the name of the Issuer or the Collateral Agent, indorsed to the Account Bank, indorsed in blank, or credited to another securities account maintained in the name of the Account Bank, and in no case will any Financial Asset credited to the Custodial Account be registered in the name of the Issuer, payable to the order of the Issuer or specially indorsed to the Issuer, except to the extent the foregoing have been specially indorsed to the Account Bank or indorsed in blank.

(v)         Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a "securities intermediary" as defined in the UCC) to the contrary, none of the Collateral Agent nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Issuer, or the Grant by the Issuer to the Collateral Agent, of any Warehouse Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Issuer under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including any necessary consents). The Collateral Agent shall hold any instrument delivered to it evidencing any Warehouse Asset Granted to the Collateral Agent hereunder as custodial agent for the Collateral Agent in accordance with the terms of this Agreement.

(vi)        Adjustments. If (I) the Warehouse Collateral Manager makes a deposit into the Custodial Account in respect of an interest or principal collection of a Warehouse Asset and such collection was received by the Warehouse Collateral Manager in the form of a check that is not honored for any reason or (II) the Warehouse Collateral Manager makes a mistake with respect to the amount of any interest or principal collection and deposits an amount that is less than or more than the actual amount of such collection, the Warehouse Collateral Manager shall appropriately adjust the amount subsequently deposited into the Custodial Account to reflect such dishonored check or mistake. Any payment on a Warehouse Asset in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 2.	Title to Collateral. The Warehouse Assets shall be held in such accounts, including accounts at the Issuer’s designated custodian, as the Administrative Agent will direct. No Warehouse Assets shall be held by or in the name of the Warehouse Collateral Manager. Prior to the Closing Date, the Warehouse Assets will be subject to a security interest in favor of the Collateral Agent for the benefit of the Secured Parties to secure loans made by the Lenders to permit the Issuer to purchase such Warehouse Assets and the other Obligations.

Section 3.	Brokerage. (i) The Warehouse Collateral Manager will seek to obtain the best execution (but shall have no obligation to obtain the lowest price available) for all orders placed with respect to each purchase or sale of a Warehouse Asset, in a manner permitted by law and in a manner it believes to be in the best interests of the Issuer. In the allocation of business, select brokers and/or dealers with whom to effect trades on behalf of the Issuer and open cash trading accounts with such brokers and dealers (provided that none of the Warehouse Assets may be credited to, held in or subject to the lien of the broker or dealer with respect to any such account). In addition, subject to the first sentence of this paragraph, the Warehouse Collateral Manager may, in the allocation of business, take into consideration research and other brokerage services furnished to the Warehouse Collateral Manager or its affiliates by brokers and dealers which are not affiliates of the Warehouse Collateral Manager; provided that the Warehouse Collateral Manager in good faith believes that the compensation for such services rendered by such brokers and dealers complies with the requirements of Section 28(e) of the Securities Exchange Act of 1934, as amended (“Section 28(e)”), or in the case of principal or fixed income purchases or sales of Warehouse Assets for which the “safe harbor” of Section 28(e) is not available, the amount of the spread charged is reasonable in relation to the value of the research and other brokerage services provided. Such services may be used by the Warehouse Collateral Manager in connection with its other advisory activities or investment operations. The Warehouse Collateral Manager may (but is not obligated to) aggregate sales and purchase orders placed with respect to the Warehouse Assets with similar orders being made simultaneously for other accounts managed by the Warehouse Collateral Manager or with accounts of the affiliates of the Warehouse Collateral Manager, if in the Warehouse Collateral Manager’s reasonable judgment such aggregation can be expected to result in an overall economic benefit to the Issuer, taking into consideration the advantageous selling or purchase price, brokerage commission or other expenses, as well as the availability of such securities on any other basis. In accounting for such aggregated order price, commissions and other expenses may be apportioned on a weighted average basis. When a purchase or sale of a Warehouse Asset occurs as part of any aggregate sales or purchase orders, the objective of the Warehouse Collateral Manager will be to use commercially reasonable efforts to allocate the executions among the accounts in a manner that is fair and equitable and over time the Warehouse Collateral Manager believes in its reasonable business judgment to be appropriate and in accordance with its internal policies and procedures and applicable law.

Section 4.	Additional Activities of the Warehouse Collateral Manager. Nothing herein shall prevent the Warehouse Collateral Manager or any of its Affiliates from engaging in other businesses, or from rendering services of any kind to the Issuer, the Securities Intermediary, the Administrative Agent, any Lender or any other Person to the extent permitted by applicable law. Without prejudice to the generality of the foregoing, the Warehouse Collateral Manager or any of its affiliates may engage in any other business and furnish investment management and advisory services to others, including Persons that may have investment policies similar to those followed by the Warehouse Collateral Manager with respect to the Issuer, and which may own loans, securities and other instruments of the same class, or which are the same type, as the Warehouse Assets or other securities issued by the obligors of the Warehouse Assets. The Warehouse Collateral Manager and its affiliates shall be free, in their sole discretion, to make recommendations to others, or effect transactions on behalf of themselves or for others, which may be the same as or different from those effected with respect to the Issuer pursuant to this Agreement and the other Credit Documents.

Section 5.	Conflicts of Interest.

(a)          It is understood that the Warehouse Collateral Manager and any of its Affiliates may engage in any other business and furnish investment management and advisory services to others, including persons which may have investment policies similar to or different from those followed by the Warehouse Collateral Manager with respect to the Warehouse Assets and which may own securities or obligations of the same class, or which are of the same type, as the Warehouse Assets or the Eligible Investments or other securities or obligations of the obligors or issuers of the Warehouse Assets or the Eligible Investments as well as other assets that are the same or similar to other assets owned by the Borrower. The Warehouse Collateral Manager will be free, in its sole discretion, to make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those effected with respect to the Warehouse Assets. Nothing in the Credit Documents shall prevent the Warehouse Collateral Manager or any of its Affiliates, acting either as principal or agent on behalf of others, from buying or selling, or from recommending to or directing any other account to buy or sell, at any time, securities or obligations of the same kind or class, or securities or obligations of a different kind or class of the same obligor or issuer, as those directed by the Warehouse Collateral Manager to be purchased or sold on behalf of the Borrower. It is understood that, to the extent permitted by applicable law, the Warehouse Collateral Manager, its owners, their Affiliates or their respective related persons or any member of their families or a person or entity advised by the Warehouse Collateral Manager may have an interest in a particular transaction or in securities or obligations of the same kind or class, or securities or obligations of a different kind or class of the same obligor or issuer, as those whose acquisition or sale the Warehouse Collateral Manager may direct hereunder. If, in light of market conditions and investment objectives, the Warehouse Collateral Manager determines that it would be advisable to purchase the same item of Warehouse Asset both for the Borrower, and either the proprietary account of the Warehouse Collateral Manager or any Affiliate of the Warehouse Collateral Manager or another client of the Warehouse Collateral Manager, the Warehouse Collateral Manager will allocate such investment opportunities across such entities for which such opportunities are appropriate consistent with (i) its internal policies, as the same may be amended from time to time, (ii) any applicable requirements of the Investment Advisers Act of 1940 (as amended, the “Advisers Act”) and (iii) any allocation and/or co-investment policy or agreement entered into with any such entity. The Warehouse Collateral Manager shall use commercially reasonable efforts to allocate such investment opportunities in a manner that will be fair and equitable over time. The Borrower agrees that, in the course of managing the Warehouse Assets held by the Borrower, the Warehouse Collateral Manager may consider its relationships with other clients (including obligors and issuers) and its Affiliates. The Warehouse Collateral Manager may decline to make a particular investment for the Borrower in view of such relationships.

(b)          Subject to compliance with applicable laws and regulations and subject to this Agreement, the Warehouse Collateral Manager is hereby authorized to effect client cross-transactions where the Warehouse Collateral Manager may cause the Issuer and direct the Collateral Agent to acquire a Warehouse Asset or Eligible Investment from, or sell a Warehouse Asset, equity security or Eligible Investment to, any client advised by the Warehouse Collateral Manager or any of its affiliates for market value (or, in the case of a sale to any such client or its Affiliates, for at least market value) or, in the absence of a readily ascertainable market value, at an amount that is equal to “fair value” (or, in the case of a sale to any such client or its affiliates, for an amount that is at least equal to “fair value”) as reasonably determined by the Warehouse Collateral Manager in accordance with its relevant policies and procedures. Subject to compliance with applicable laws and regulations and subject to this Agreement and the Indenture, the Warehouse Collateral Manager may effect principal transactions where the Warehouse Collateral Manager may cause the Borrower and direct the Collateral Agent to acquire a Warehouse Asset or Eligible Investment from, or sell a Warehouse Asset, equity security or Eligible Investment to, the Warehouse Collateral Manager or any of its Affiliates for market value (or, in the case of a sale to the Warehouse Collateral Manager or its Affiliates, for at least market value) or, in the absence of a readily ascertainable market value, at an amount that is equal to “fair value” (or, in the case of a sale to the Warehouse Collateral Manager or its Affiliates, for an amount that is at least equal to “fair value”) as reasonably determined by the Warehouse Collateral Manager in accordance with its relevant policies and procedures; provided that the Warehouse Collateral Manager shall obtain the Borrower’s written consent through the Independent Review Party as provided herein if any such transaction requires the consent of the Borrower under Section 206(3) of the Advisers Act (an “Affiliate Transaction”). With respect to the approval of Affiliate Transactions, the Borrower shall appoint the independent directors of Golub Capital BDC, Inc., the Borrower’s designated manager under the Issuer Limited Liability Company Agreement, to act on the Borrower’s behalf, by majority vote (a majority of such directors, the “Independent Review Party”). Subject to compliance with applicable laws and regulations and subject to this Agreement, the Warehouse Collateral Manager is hereby authorized to effect agency cross-transactions where the Warehouse Collateral Manager or any of its Affiliates may act as broker for the Issuer or for the other party in connection with the acquisition of a Warehouse Asset or Eligible Investment or disposition or exchange of a Warehouse Asset, equity security or Eligible Investment and receive compensation therefor; provided that, if and to the extent required by the Advisers Act, such authorization is terminable prior to the completion of such agency cross-transaction at the Issuer’s option without penalty, such termination to be effective upon receipt by the Warehouse Collateral Manager of written notice from the board of directors of Golub Capital BDC, Inc., as designated manager of the Issuer. The Warehouse Collateral Manager and its Affiliates so acting have a potentially conflicting division of loyalties and responsibilities to both parties to such transactions. The Issuer understands and expects that the Warehouse Collateral Manager will engage in a significant amount of client cross-transactions. The Issuer understands that Warehouse Assets or equity securities that are assigned a fair value in accordance with the Warehouse Collateral Manager’s valuation policies generally will not have reliable market values and that the fair value assigned to such Warehouse Assets or equity securities, as determined in good faith by the Warehouse Collateral Manager in accordance with its policies and procedures, may not match the next available and reliable market price or, in retrospect, have been the price at which the Warehouse Asset or equity security could have been purchased or sold. In certain circumstances, the interests of the Issuer and/or the holders with respect to matters as to which the Warehouse Collateral Manager is advising the Issuer may conflict with the interests of the Warehouse Collateral Manager or its affiliates. The Issuer hereby acknowledges that various potential and actual conflicts of interest may exist with respect to the Warehouse Collateral Manager as described in this Agreement or the Form ADV of GC Advisors LLC; provided that nothing in this clause (b) shall be construed as altering the duties of the Warehouse Collateral Manager as set forth herein or under applicable law.

(c)          Unless the Warehouse Collateral Manager determines in its sole discretion that a purchase or sale complies with this Section 5, the Warehouse Collateral Manager will not direct the purchase or sale hereunder of securities or obligations issued by (i) persons or entities of which the Warehouse Collateral Manager, its affiliates or any of its or their officers, directors, partners or employees are directors or officers, (ii) persons or entities for which the Warehouse Collateral Manager or any of its affiliates acts as principal or (iii) persons or entities about which the Warehouse Collateral Manager or any of its affiliates has information which the Warehouse Collateral Manager deems confidential or non-public or otherwise might prohibit it from trading such securities or obligations in accordance with applicable law. The Warehouse Collateral Manager shall not be obligated to utilize with respect to the Warehouse Assets any particular investment opportunity of which it becomes aware.

Section 6.	Indemnification. The Warehouse Collateral Manager shall indemnify and hold harmless the Issuer, the Administrative Agent, the Lenders and their respective affiliates, directors, officers, stockholders, agents, employees and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, demands, damages or liabilities of any kind, including legal fees and disbursements (collectively, “Liabilities”), and shall reimburse each such Indemnified Person on a current basis for all reasonable expenses (including reasonable fees and disbursements of counsel), incurred by such Indemnified Person in connection with investigating, preparing, responding to or defending any investigative, administrative, judicial or regulatory action, suit, claim or proceeding, relating to or arising out of any action or inaction by the Warehouse Collateral Manager hereunder constituting bad faith, willful misconduct or gross negligence in the performance, or reckless disregard, of the duties of the Warehouse Collateral Manager hereunder (a “Collateral Manager Breach”), except to the extent that such Liabilities or expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person. This Section 6 shall survive the termination of this Agreement and the repayment of all amounts owing to the Issuer and the Lenders under the Credit Documents. The Issuer shall indemnify and hold harmless the Warehouse Collateral Manager for all Liabilities arising from or related to this Agreement or any of the Credit Documents, except to the extent arising from a Collateral Manager Breach.

Section 7.	Compensation and Expenses. The Warehouse Collateral Manager is performing its services hereunder in order to facilitate the closing of the CLO Transaction and will not be paid a fee hereunder. The Issuer shall reimburse the Warehouse Collateral Manager for all expenses incurred in the performance of its obligations under this Agreement in accordance with Article VI of the Security Agreement; provided that the Warehouse Collateral Manager shall, be responsible for its own ordinary overhead expenses (including rent, employee salaries and wages and benefits and maintenance of such equipment, materials and expertise required to perform the services hereunder).

Section 8.	Limits of Warehouse Collateral Manager Responsibility.

The Warehouse Collateral Manager, its managers, officers, partners, members, employees, agents and affiliates (collectively, excluding the Warehouse Collateral Manager, the “Individual Affiliates”) will not be liable to the Issuer, the Administrative Agent or the Lenders for any acts or omissions by the Warehouse Collateral Manager or its Individual Affiliates under or in connection with this Agreement, except that the Warehouse Collateral Manager only (and in any event excluding its Individual Affiliates) will be so liable by reason of acts, including acts by its Individual Affiliates, constituting bad faith, willful misconduct or gross negligence in the performance, or reckless disregard, of the duties of the Warehouse Collateral Manager hereunder. The Warehouse Collateral Manager does not guarantee the value of the Warehouse Assets and shall not be responsible for any loss caused by a decline in the market value of the Warehouse Assets except to the extent it results from such acts.

Section 9.	No Partnership or Joint Venture. None of the Issuer, the Administrative Agent, the Lenders or the Warehouse Collateral Manager are partners or joint venturers with any other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on any of them. The Warehouse Collateral Manager will be, for all purposes herein, deemed to be an independent contractor.

Section 10.	Term; Termination; Replacement.

This Agreement may be terminated at any time by (a) the Administrative Agent and (b) the Issuer after the occurrence of a Warehouse Collateral Manager Default after a written demand from the Issuer to cure such Warehouse Collateral Manager Default and a failure by the Warehouse Collateral Manager to do so within ten Business Days. Upon such termination the Warehouse Collateral Manager shall as soon as practicable deliver to the Collateral Agent all property and documents relating to the Warehouse Assets then in the custody of the Warehouse Collateral Manager. This Agreement shall terminate automatically if the Closing Date occurs and the Warehouse Collateral Manager and the Issuer enter into a new collateral management agreement on the Closing Date. The following event shall constitute a “Warehouse Collateral Manager Default”:

(a)          any failure by the Warehouse Collateral Manager to make any payment, transfer or deposit into the Custodial Account (including with respect to bifurcation and remittance of interest or principal collections) of funds received by the Issuer or the Warehouse Collateral Manager and its Affiliates on behalf of the Issuer, as required by any Credit Documents or Collateral Documents, which continues unremedied for a period of two (2) Business Days; provided that, in the case of a default in payment, transfer or deposit resulting solely from an administrative error or omission by the Warehouse Collateral Manager, such default continues for a period of one (1) or more Business Days after the Warehouse Collateral Manager obtains knowledge or receives written notice of such administrative error or omission (irrespective of whether the cause of such administrative error or omission has been determined);

(b)          any failure by the Warehouse Collateral Manager to deliver any required Manager Report on or before the date such report is required to be made or given under the terms of this Agreement and such failure continues unremedied for a period of two (2) Business Days;

(c)          any merger of the Warehouse Collateral Manager into another Person (where the Warehouse Collateral Manager is not a surviving entity) or any assignment of the Warehouse Collateral Manager’s role without the prior written consent of the Administrative Agent shall occur;

(d)          any representation, warranty or certification made by the Warehouse Collateral Manager (in each case, solely in its capacity as Warehouse Collateral Manager) in any Credit Document or Collateral Document or in any certificate delivered pursuant to any Credit Document or Collateral Document shall prove to have been incorrect when made;

(e)          except as otherwise provided in this definition of “Warehouse Collateral Manager Default”, any failure on the part of the Warehouse Collateral Manager (in each case, solely in its capacity as Warehouse Collateral Manager) duly to (i) observe or perform any other covenants or agreements of the Warehouse Collateral Manager set forth in this Agreement or the other Credit Document or Collateral Document to which the Warehouse Collateral Manager is a party (including any delegation of the Warehouse Collateral Manager’s duties that is not permitted by this Agreement) or (ii) comply with the Management Standard regarding the servicing of the Collateral, and, in each case, the same continues unremedied for a period of five (5) Business Days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such failure is given or (y) the date on which the Warehouse Collateral Manager acquires knowledge thereof;

(f)           a Bankruptcy Event shall occur with respect to the Warehouse Collateral Manager;

(g)          an Event of Default shall occur and be continuing; or

(h)          any other event which has caused a Material Adverse Effect on the assets, liabilities, financial condition, prospects (whether financial or otherwise), business or operations of the Warehouse Collateral Manager or the ability of the Warehouse Collateral Manager to meet its obligations under the Credit Documents or the Collateral Documents to which it is a party.

The Issuer, the Warehouse Collateral Manager, each Lender and the Administrative Agent hereby agree that, upon the occurrence of an Event of Default (including, as a result of a Warehouse Collateral Manager Default), the Administrative Agent, by written notice to the Warehouse Collateral Manager (with a copy to the Collateral Agent) (a “Warehouse Collateral Manager Removal Notice”), may terminate all of the rights, obligations, power and authority of the Warehouse Collateral Manager under this Agreement. On and after the receipt by the Warehouse Collateral Manager of a Warehouse Collateral Manager Removal Notice pursuant to this Section 10, the Warehouse Collateral Manager shall continue to perform all servicing functions under this Agreement until the date specified in the Warehouse Collateral Manager Removal Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Warehouse Collateral Manager Removal Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Warehouse Collateral Manager and the Administrative Agent. After such date, the Warehouse Collateral Manager agrees that it will terminate its activities as Warehouse Collateral Manager hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to a successor warehouse collateral manager, and the successor Warehouse Collateral Manager shall assume each and all of the Warehouse Collateral Manager’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Warehouse Collateral Manager shall use its best efforts to assist the successor warehouse collateral manager in assuming such obligations.

At any time following the delivery of a Warehouse Collateral Manager Removal Notice, the Administrative Agent may, in its sole discretion, appoint a replacement warehouse collateral manager (the “Replacement Warehouse Collateral Manager”, which appointment shall take effect upon the Replacement Warehouse Collateral Manager accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent in its sole discretion. Upon the appointment of a Replacement Warehouse Collateral Manager, the initial Warehouse Collateral Manager shall have no liability with respect to any action performed by the Replacement Warehouse Collateral Manager on or after the date that the Replacement Warehouse Collateral Manager becomes the successor to the Warehouse Collateral Manager.

Section 11.	Assignments. No party hereto may assign any of its rights, remedies, duties or responsibilities under this Agreement to any person, in whole or in part, without the prior written consent of the other party and the Administrative Agent.

Section 12.	Amendments. This Agreement may not be amended without the mutual written consent of the parties hereto.

Section 13.	Representations and Warranties of the Warehouse Collateral Manager. The Warehouse Collateral Manager hereby represents and warrants to the Issuer and the Administrative Agent as follows:

(a)	The Warehouse Collateral Manager is a limited liability company duly organized and validly existing and in good standing under the laws of the state of Delaware, has full power and authority to own its assets and to transact the business in which it is currently engaged and is duly qualified as a limited liability company and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of this Agreement would require, such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the business, operations, assets or financial condition of the Warehouse Collateral Manager or on the ability of the Warehouse Collateral Manager to perform its obligations under, or on the validity or enforceability of, this Agreement. The Warehouse Collateral Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b)	The Warehouse Collateral Manager has the necessary power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement has been executed and delivered by a duly authorized officer of the Warehouse Collateral Manager and constitutes the valid and legally binding obligation of the Warehouse Collateral Manager enforceable against the Warehouse Collateral Manager in accordance with its terms, subject, as to enforcement, to (a) the effect of bankruptcy, insolvency, or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Warehouse Collateral Manager and (b) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(c)	The execution, delivery and performance of this Agreement do not violate any provision of any existing law or regulation binding on the Warehouse Collateral Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Warehouse Collateral Manager, or the governing instruments of, or any securities issued by the Warehouse Collateral Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Warehouse Collateral Manager is a party or by which the Warehouse Collateral Manager or any of its assets may be bound, the violation of or conflict with which would have a material adverse effect on the business, operations, assets or financial condition of the Warehouse Collateral Manager or its ability to perform its obligations under this Agreement, and shall not result in or require the creation or imposition of any lien on any of its material assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(d)	No consent of any other person including, without limitation, the members and creditors of the Warehouse Collateral Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, is required by the Warehouse Collateral Manager in connection with this Agreement, or the execution, delivery, performance, validity or enforceability of this Agreement by or against the Warehouse Collateral Manager, or the obligations imposed upon it hereunder, other than such as have previously been obtained.

(e)	No actions or proceedings at law or in equity are pending (or, to its knowledge, threatened) against it before any court, tribunal, governmental body, agency or official or any arbitrator that could reasonably be expected to result in a Material Adverse Effect.

Section 14.	Representations and Warranties of the Issuer.

The Issuer hereby represents and warrants to the Warehouse Collateral Manager and the Administrative Agent that the Issuer has the necessary corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been executed and delivered by a duly authorized officer of the Issuer and constitutes the valid and legally binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, subject, as to enforcement, to (i) the effect of bankruptcy, insolvency, or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Issuer and (ii) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

Section 15.	Acknowledgement of Assignment. The Warehouse Collateral Manager hereby acknowledges that, pursuant to the Collateral Documents, the Issuer has granted to the Collateral Agent a security interest in all of the Issuer’s rights under this Agreement. The Warehouse Collateral Manager hereby further acknowledges that, subject to the provisions of the Credit Documents, the Collateral Agent shall have all of the rights and remedies of the Issuer hereunder.

Section 16.	Change in Ownership. The Warehouse Collateral Manager, or a representative thereof, shall promptly notify the Issuer and the Administrative Agent upon any change or replacement of the manager or member of the Warehouse Collateral Manager.

Section 17.	Notices. Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including by e-mail) and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Issuer:

Golub Capital BDC 2010-1 LLC
666 Fifth Avenue
New York, New York 10103
e-mail: structuredproducts@golubcapital.com, rteune@golubcapital.com
Attention: Ross Teune
with a copy to the Warehouse Collateral Manager at the address specified below

(b)	If to the Administrative Agent:

Morgan Stanley Senior Funding, Inc.
1585 Broadway, 25th Floor
New York, New York 10036
Attention: FID Secured Lending Group

e-mail:	mmborrowingrequests@morganstanley.com (for borrowing purposes) mmloanapprovals@morganstanley.com (for all other purposes)

cc:	Morgan Stanley Bank, N.A. 1300 Thames Street Thames Street Wharf Baltimore, Maryland 21231 Attention: FID Secured Lending Group
e-mail:	mmborrowingrequests@morganstanley.com (for borrowing purposes) mmloanapprovals@morganstanley.com (for all other purposes)

Morgan Stanley & Co. LLC
1585 Broadway. 25th Floor
New York, New York 10036
Attention: FID Secured Lending Group

e-mail:	mmborrowingrequests@morganstanley.com (for borrowing purposes) mmloanapprovals@morganstanley.com (for all other purposes)

(c)	If to the Warehouse Collateral Manager:

GC Advisors LLC
130 Harbour Place, Suite #340
Davidson, North Carolina 28036
e-mail: StructuredProducts@golubcapital.com
Attention: Structured Products

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.

Section 18.	Binding Nature of Agreement; Successors and Assigns. Subject to Section 11, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.

Section 19.	Entire Agreement. This Agreement, together with the Credit Documents, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

Section 20.	Governing Law; Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any provisions thereof relating to conflicts of law. Each of the Issuer and the Warehouse Collateral Manager consents to jurisdiction, service and venue in any court proceeding in New York, New York, for which any claim subject to this Agreement is brought by or against the Warehouse Collateral Manager. THE WAREHOUSE COLLATERAL MANAGER AND THE ISSUER FURTHER AGREE TO WAIVE TRIAL BY JURY IN ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM. Nothing in this Agreement is intended to confer any rights or remedies hereunder or by reason hereof upon any person not a signatory hereto (or their successors and assigns).

Section 21.	Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

Section 22.	Execution in Counterparts. This Agreement may be executed in any number of counterparts by electronic mail or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 23.	Provisions Separable. To the fullest extent permitted by law, in case any provision in this Agreement shall be invalid, illegal or unenforceable as written, such provision shall be construed in the manner most closely resembling the apparent intent of the parties with respect to such provision so as to be valid, legal and enforceable; provided, however, that if there is no basis for such a construction, to the fullest extent permitted by law, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and, unless the ineffectiveness of such provision destroys the basis of the bargain for one of the parties to this Agreement, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby.

Section 24.	Number and Gender. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

Section 25.	Limited Recourse; No Petition. Notwithstanding anything to the contrary contained herein, the obligations of the Issuer under this Agreement or arising in connection herewith constitute limited recourse obligations of the Issuer payable solely from the Collateral and following realization of the Collateral in accordance with the priorities set forth in Article VI of the Security Agreement, all obligations of and all claims against the Issuer hereunder or arising in connection herewith shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder or incorporator of the Issuer or their successors and assigns for any amounts payable under this Agreement. The Warehouse Collateral Manager hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Issuer or any similar proceedings. The provisions of this Section 25 shall survive the termination of this Agreement for any reason whatsoever.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GC ADVISORS LLC,
as Warehouse Collateral Manager

By:	/s/ Joshua M. Levinson
	Name:	Joshua M. Levinson
	Title:	Co-General Counsel and Chief Compliance Officer

GOLUB CAPITAL BDC 2010-1 LLC,
as Issuer

By:	Golub Capital BDC, Inc., its designated manager

By:	/s/ Ross A. Teune
	Name:	Ross A. Teune
	Title:	Chief Financial Officer

[Signature Page to MS/Golub Warehouse Collateral Management Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:	/s/ Matthieu Milgrom
	Name:	Matthieu Milgrom
	Title:	Authorized Signatory

[Signature Page to MS/Golub Warehouse Collateral Management Agreement]